EXHIBIT 10.26

UIL HOLDINGS CORPORATION
DEFERRED COMPENSATION PLAN

NON-GRANDFATHERED BENEFIT PROVISIONS

originally adopted effective January 27, 2003,
as amended and restated effective January 1, 2013

EXHIBIT A – PARTICIPATING BUSINESS UNITS		26
EXHIBIT B – PROVISIONS APPLICABLE TO GAS COMPANY PRE-2013 DEFERRALS		27
ARTICLE I - INTRODUCTION		28
1.1.	Name	28
1.2.	Effective Dates	28
1.3.	Purpose	28
1.4.	Successor Clause	28
ARTICLE II - DEFINITIONS		29
ARTICLE III - PARTICIPATION BY ELIGIBLE EMPLOYEES		31
3.1.	Participation	31
3.2.	Failure to Designate	31
3.3.	Top Hat Plan	31
ARTICLE IV - PARTICIPANT DEFERRALS		32
4.1.	Deferral of Compensation	32
4.2.	Period for Which Deferral Election is Effective	32
4.3	Newly Eligible Employees	32
ARTICLE V - DISTRIBUTIONS		32
5.1.	Distribution Date	32
5.2.	Method of Payment	32
5.3.	Hardship Distribution	33
5.4.	Distributions on Death	33
5.5.	Key Employees	34
5.6.	Valuation of Distributions	34
ARTICLE VI - ACCOUNTS		34
6.1.	Deferred Compensation Account	34
6.2.	Crediting of Earnings and Statement of Account	34
6.3.	Investment Election	35
6.4.	Investment to Facilitate Payment of Benefits	35
ARTICLE VII - FUNDING AND PARTICIPANT’S INTEREST		35
7.1.	Selected Employees Plan Unfunded	35
7.2.	Participant’s Interest in Plan	35
ARTICLE VIII - ADMINSTRATION AND CLAIMS PROCEDURES		35
ARTICLE IX - AMENDMENT AND TERMINATION		36
9.1	Amendment and Termination	36
ARTICLE X - MISCELLANEOUS PROVISIONS		36
10.1.	Right of Employer to Take Employment Actions	36
10.2.	Alienation or Assignment of Benefits	36
10.3.	Right to Withhold	36
10.4.	Construction	36
10.5.	Headings	37
10.6.	Number and Gender	37
10.7	Interpretation	37

UIL HOLDINGS CORPORATION
DEFERRED COMPENSATION PLAN
NON-GRANDFATHERED BENEFIT PROVISIONS

INTRODUCTION

Effective as of February 1, 2003, UIL Holdings Corporation (the "Company") established the UIL Holdings Corporation Deferred Compensation Plan to provide a select group of its senior management and the senior management of its selected Business Units with the opportunity to accumulate capital by deferring compensation on a pre-tax basis, and to provide the Company and its Business Units with a method of rewarding and retaining top executives and managerial employees.  The Plan also permits those eligible executive employees whose matching allocations under applicable qualified defined contribution plans of the Company or one of its Affiliates (such as the United Illuminating Company 401(k)/Employee Stock Ownership Plan ("UI KSOP")) would be limited by virtue of their Compensation Deferrals under this Plan to make up for such limitations with certain supplemental benefits, and provides non-Employee Directors of the Company with a means to defer receipt of certain shares of Restricted Stock and Performance Share awards.

The terms of the Plan as set forth in this Plan document apply solely with respect to deferrals made pursuant to the terms of the Plan on and after January 1, 2005, and with respect to deferrals made pursuant to the terms of the Plan before January 1, 2005, that vest on or after January 1, 2005.   With respect to deferrals made and vested pursuant to the terms of the Plan prior to January 1, 2005, the terms of the Plan are as described in the separate Plan document relating to “Grandfathered Benefits.”  This amended and restated Plan document is effective on and after January 1, 2013. With respect to amounts subject to this Plan document, this Plan document supersedes the prior UIL Holdings Corporation Deferred Compensation Plan Non-Grandfathered Benefit Provisions document (as amended from time to time).

Effective as of January 1, 2013, the UIL Holdings Corporation Deferred Compensation Plan for Selected Employees (the “Selected Employees Plan”) is merged into the Plan.  Provisions relating to deferral and payment elections made with respect to compensation earned prior to January 1, 2013, pursuant to the terms of the Selected Employees Plan are found in Exhibit B to this Plan document.

ARTICLE I
TITLE AND DEFINITIONS

1.1           Definitions.

Capitalized terms used in this Plan, shall have the meanings specified below.

"Account" or "Accounts" shall mean a Participant's Non-Grandfathered Amounts under this Plan, including all subaccounts as are specifically authorized for inclusion in this portion of the Plan.

“Affiliate” shall mean any corporation, trade or business that, together with the Company, is treated as a single employer under Code Section 414(b) or (c).

"Base Salary" shall mean an Eligible Employee's annual base salary, excluding commissions, incentive and all other remuneration for services rendered to the Company, but prior to reduction for any salary contributions to a plan established pursuant to Sections 125 or 132(f) of the Code or qualified pursuant to Section 401(k) of the Code.

"Beneficiary" or "Beneficiaries" shall mean the person or persons, including a trustee, personal representative or other fiduciary, last designated in writing by a Participant in accordance with procedures established by the Committee to receive the benefits specified hereunder in the event of the Participant's death.  No beneficiary designation shall become effective until it is filed with the Committee (or the Recordkeeper).  Any designation shall be revocable at any time through a written instrument filed by the Participant with the Committee (or the Recordkeeper) with or without the consent of the previous Beneficiary, provided, however, that no designation of a Beneficiary other than the Participant's spouse shall be valid unless consented to in writing by such spouse.  If there is no such designation or if there is no surviving designated Beneficiary, then the Participant's surviving spouse shall be the Beneficiary.  If there is no surviving spouse to receive any benefits payable in accordance with the preceding sentence, the duly appointed and currently acting personal representative of the Participant's estate shall be the Beneficiary.  In any case where there is no such personal representative of the Participant's estate duly appointed and acting in that capacity within 90 days after the Participant's death (or such extended period as the Committee determines is reasonably necessary to allow such personal representative to be appointed, but not to exceed 180 days after the Participant's death), then Beneficiary shall mean the person or persons who can verify by affidavit or court order to the satisfaction of the Committee that they are legally entitled to receive the benefits specified hereunder.  In the event any amount is payable under the Plan to a minor, payment shall not be made to the minor, but instead be paid to such minor's legal guardian duly appointed and currently acting to hold the funds for such minor.  If no guardian of the estate for the minor is duly appointed and currently acting within 60 days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor.  Payment by the Company pursuant to any unrevoked Beneficiary designation, or to the Participant's estate if no such designation exists, of all benefits owed hereunder shall terminate any and all liability of the Company.

"Board of Directors" or "Board" shall mean the Board of Directors of UIL Holdings Corporation.

"Business Unit" means any subsidiary of the Company which has adopted the Plan.  Business Units shall be listed on Exhibit A to the Plan.

A "Change in Control" of the Company or any Business Unit (an “Employing Company”) occurs on the date on which any of the following events occur:  a change in the ownership of the Employing Company;  a change in the effective control of the Employing Company; and a change in the ownership of a substantial portion of the assets of the Employing Company.

For purposes of this definition:

(i)  A change in the ownership of the Employing Company occurs on the date on which any one person, or more than one person acting as a group, acquires ownership of stock of the Employing Company that, together with stock held by such person or group constitutes more than 50% of the total fair market value or total voting power of the stock of the Employing Company.

(ii)  A change in the effective control of the Employing Company occurs on the date on which either (A) a person, or more than one person acting as a group, acquires ownership of stock of the Employing Company possessing 30% or more of the total voting power of the stock of the Employing Company, taking into account all such stock acquired during the 12-month period ending on the date of the most recent acquisition, or (B) a majority of the members of the Employing Company’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of such Board of Directors prior to the date of the appointment or election, but only if no other corporation is a majority shareholder of the Employing Company.

(iii)  A change in the ownership of a substantial portion of assets occurs on the date on which any one person, or more than one person acting as a group, other than a person or group of persons that is related to the Employing Company, acquires assets from the Employing Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Employing Company immediately prior to such acquisition or acquisitions, taking into account all such assets acquired during the 12-month period ending on the date of the most recent acquisition.

In determining whether a person or group has acquired a percentage of stock, stock of the Company held pursuant to the terms of an employee benefit plan of the Company or any subsidiary thereof in a suspense account or otherwise unallocated to a participant’s account shall be disregarded to the extent that expressing the applicable percentage as a fraction, such shares shall not be included in the numerator, but such shares will be included in the denominator.

An event constitutes a Change in Control with respect to a Participant only if the Participant performs services for the Employing Company that has experienced the Change in Control, or the Participant’s relationship to the affected Employing Company otherwise satisfies the requirements of Treasury Regulation Section 1.409A-3(2)(i)(5)(ii).

The determination as to the occurrence of a Change in Control shall be based on objective facts and in accordance with the requirements of Code Section 409A.

"Code" shall mean the Internal Revenue Code of 1986, as amended.

“Committee” shall mean the Compensation and Executive Development Committee of the Board (or such other committee as shall be designated by the Board), or its delegate.

"Company" shall mean UIL Holdings Corporation, a Connecticut corporation.

"Company Discretionary Contribution" shall mean such discretionary contributions, if any, credited by the Company to the Company Discretionary Contribution Subaccount of a Participant for a Plan Year.  Such contribution may differ from Participant to Participant both in amount (including no contribution) and as a percentage of Compensation.

"Company Discretionary Contribution Subaccount" shall mean the bookkeeping account maintained by the Company for each Participant that is credited with an amount equal to (i) the Company Discretionary Contribution Amount, if any, paid by the Company, and (ii) net earnings and losses attributable thereto.

"Company Matching Contribution" shall mean such matching contributions, if any, made by the Company with respect to a Participant, in order to make up for the loss of a matching contribution under an applicable qualified defined contribution plan of the Company or one of its Affiliates resulting from the Participant's Compensation Deferrals under this Plan.

"Company Matching Contribution Subaccount" shall mean the bookkeeping account maintained by the Company for each Participant that is credited with an amount equal to (i) the Company Matching Contribution Amount, , if any, plus (ii) net earnings and losses attributable thereto.

“Compensation” shall mean, in the case of all Eligible Employees, Base Salary, increases in Base Salary received during the Plan Year, incentive awards, deferrals of compensation in excess of the amount deductible under Section 162(m) of the Code, and any other compensation permitted by the Committee to be deferred.

"Compensation Deferrals" shall mean the Compensation deferred by a Participant pursuant to Section 3.1 of this Plan.

"Compensation Deferral Subaccount" shall mean the bookkeeping account maintained by the Recordkeeper for each Participant that is credited with amounts equal to (i) the portion of the Participant's Compensation that he or she elects to defer, and (ii) net earnings and losses attributable thereto.

“Designated Individuals” shall mean those Eligible Employees and Eligible Directors designated as eligible to defer Restricted Stock Awards and/or Performance Shares Awards.

“Disability” or “Disabled” shall mean that the Participant is, by reason of any medically-determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, (i) unable to engage in any substantial gainful activity, or (ii) receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s employer.  The Committee shall determine whether a Participant is Disabled in accordance with Code Section 409A and related regulations, provided, however, that a Participant shall be deemed to be Disabled if determined to be totally disabled by the Social Security Administration or if the Participant becomes eligible for disability benefits under the Company’s long-term disability plan.

"Distributable Amount" shall mean the vested balance in the Participant's Accounts subject to distribution in a given Plan Year.

"Dividend Equivalents" shall mean the amount of cash dividends or other cash distributions paid by the Company on that number of shares equal to the number of Stock Units credited to a Participant's Stock Unit Subaccount as of the applicable record date for the dividend or other distribution, which amount shall be credited in the form of additional Stock Units to the Participant's Stock Unit Subaccount.

"Effective Date" of this amended and restated Plan document means January 1, 2013.  The original effective date of the Plan was February 1, 2003.

“Election Period” shall mean the time period provided to elect to defer Compensation under the Plan, as provided in Section 3.1.

“Eligible Director” shall mean each non-Employee Director of the Company who is eligible to participate in the Plan, as determined in Section 2.1.

"Eligible Employee" shall mean each Employee of the Company or a participating Business Unit who is eligible to participate in the Plan, as determined in Section 2.1.

"Eligible Person" shall mean each Eligible Employee or Eligible Director of the Company or a participating Business Unit, to the extent that such individual is eligible to participate in the Plan, as determined in Section 2.1.

"Employer" shall mean the Company and its Affiliates.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

"Fund" or "Funds" shall mean one or more of the investment funds selected by the Committee pursuant to Section 3.2.

"Hardship Distribution" shall mean a distribution made on account of an Unforeseeable Emergency as defined for purposes of Code Section 409A, including Treasury Regulation Section 1.409A-3(i)(3).  Generally, this means a severe financial hardship of the Participant resulting from a sudden and unexpected illness or accident of the Participant or of his or her spouse, beneficiary or dependent, loss of a Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

"Investment Rate" shall mean, for each Fund, an amount equal to the closing price of such Fund during each business day, recorded for internal reporting to the Company on a monthly basis and reported to Participants on a calendar quarterly basis.  Notwithstanding the foregoing, on and after January 1, 2009, the Investment Rate for the Company Stock Fund shall be determined based on the average of the high and low price of the Stock for the given date.

“Non-Grandfathered Amount” means any amount deferred under the Plan which is not a Grandfathered Amount.  A “Grandfathered Amount” means the vested Account Balances of Plan Participants determined as of December 31, 2004, together with actual or notional earnings thereon accruing after December 31, 2004.  Non-Grandfathered Amounts shall be subject to the requirements of Code Section 409A and the terms of this Plan document.  Grandfathered Amounts shall be subject to the terms of the Plan document entitled “UIL Holdings Corporation Deferred Compensation Plan Grandfathered Benefit Provisions.”

"Participant" shall mean any Eligible Person who becomes a Participant in this Plan in accordance with Article II.

"Payment Date" shall mean the date for payment of Distributable Amounts, as provided in Article VI.

“Performance Share Award” or “Performance Share” shall mean a long-term incentive performance share award which, if deferred under this Plan, is credited in Stock Units when such Performance Share is vested at the end of the performance period, and which is settled in shares of Company Stock that may be drawn from this Plan, the UIL Holdings Corporation 2008 Stock and Incentive Compensation Plan or any other stock plan of the Company which allows for awards to be deferred pursuant to the terms of this Plan, to the extent permitted under the terms of said plans.

"Plan" shall mean the UIL Holdings Corporation Deferred Compensation Plan.  The terms of the Plan are reflected in this document entitled “UIL Holdings Corporation Deferred Compensation Plan – Non-Grandfathered Benefit Provisions” and the document entitled “UIL Holdings Corporation Deferred Compensation Plan – Grandfathered Benefit Provisions.”

"Plan Year" shall mean January 1 to December 31 of each year.

“Recordkeeper” shall mean the administrator appointed by the Committee from time to time.

"Restricted Stock" shall mean shares of Stock issued under the Restricted Stock feature of the UIL Holdings Corporation 2008 Amended and Restated Stock Plan, the UIL Holdings Corporation 2008 Stock and Incentive Compensation Plan or any other stock plan of the Company, which shares are subject to forfeiture based on non-compliance with certain enumerated criteria.

“Restricted Stock Award” shall mean any award of Restricted Stock which, if deferred under this Plan, shall be credited as Restricted Stock Units, and which is settled in shares of Company Stock that may be drawn from this Plan, the UIL Holdings Corporation 2008 Stock and Incentive Compensation Plan or any other stock plan of the Company which allows for awards to be deferred pursuant to the terms of this Plan, to the extent permitted under the terms of said plans.

"Retirement" shall mean termination of service after the Participant has satisfied the age and service requirements for early retirement under the terms of The United Illuminating Company Pension Plan.

"Scheduled In-Service Withdrawal Date" shall mean February of the year elected by the Participant to withdraw, or begin to withdraw, balances attributable to amounts deferred in a given Plan Year, and earnings and losses attributable thereto.  A Participant’s Scheduled In-Service Withdrawal Date in a given Plan Year may be no earlier than three years from the last day of the Plan Year for which Compensation Deferrals, deferrals of Restricted Stock, deferrals of Performance Shares, and contributions of Company Discretionary and Matching Contribution Amounts, are made; expressly provided, however, that in the case of the deferrals of Restricted Stock, Performance Shares, and any other Compensation subject to a vesting schedule, the three year period shall be deemed to begin running from the date on which such Restricted Stock, Performance Shares or Compensation would otherwise vest.

“Separation from Service” shall mean a Separation from Service within the meaning of Code Section 409A and related regulations.  The Committee will determine, in accordance with Code Section 409A, whether a Separation from Service has occurred.

(i)  An Employee incurs a Separation from Service upon termination of employment with the Employer.  Except in the case of an Employee on a bona fide leave of absence as provided below, an Employee is deemed to have incurred a Separation from Service if the Employer and the Employee reasonably anticipated that the level of services to be performed by the Employee after a date certain would be reduced to 20% or less of the average services rendered by the Employee during the immediately preceding 36-month period (or the total period of employment, if less than 36 months), disregarding periods during which the Employee was on a bona fide leave of absence.

(ii)  An Employee who is absent from work due to military leave, sick leave, or other bona fide leave of absence shall incur a Separation from Service on the first date immediately following the later of the six-month anniversary of the commencement of the leave or the expiration of the Employee’s right, if any, to reemployment under statute or contract.

(iii)  For purposes of determining whether a Separation from Service has occurred, the Employer means the Employer as defined above, except that for purposes of determining whether another organization is an Affiliate of the Company, common ownership of at least 50% shall be determinative.

(iv)  Generally, a Director incurs a Separation from Service upon termination of service as a Director of the Company.

(v)  The Committee specifically reserves the right to determine whether a sale or other disposition of substantial assets to an unrelated party constitutes a Separation from Service with respect to a Participant providing services to the seller immediately prior to the transaction and providing services to the buyer after the transaction.  Such determination shall be made in accordance with the requirements of Code Section 409A.

“Specified Employee” means a Specified Employee as defined for purposes of Code Section 409A and related regulations.  Specified Employee means an Employee who, as of the date of his or her Separation from Service, is a “key employee” of the Company or any Affiliate, any stock of which is actively traded on an established securities market or otherwise.  An Employee is a key employee if he or she meets the requirements of Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with applicable regulations thereunder and without regard to Code Section 416(i)(5)) at any time during the 12-month period ending on the Specified Employee Identification Date.  Such Employee shall be treated as a key employee for the entire 12-month period beginning on the Specified Employee Effective Date.  In the event of corporate transactions described in Treasury Regulation Section 1.409A-1(i)(6), the identification of Specified Employees shall be determined in accordance with the default rules described therein, unless the Committee elects to utilize the available alternative methodology through designations made within the timeframes specified therein.  For purposes of this definition, Specified Employee Effective Date means the first day of the fourth month following the Specified Employee Identification Date, or such earlier date as is selected by the Committee; and Specified Employee Identification Date means December 31, unless the Committee has elected a different date through action that is legally binding with respect to all nonqualified deferred compensation plans maintained by the Company.

"Stock" shall mean common stock of UIL Holdings Corporation, or any successor to UIL Holdings Corporation.

"Stock Fund" or "Company Stock Fund" shall mean the deemed, unitized, investment Fund established to record (i) Participants' deemed investments in Stock Units, (ii) Designated Individuals' deferrals of Restricted Stock in Stock Units, (iii) Company Matching Contributions invested in Stock Units, (iv) Stock Units credited to Participants’ Accounts upon the vesting of deferred Performance Shares, and (v) Dividend Equivalents deemed reinvested in Stock Units.  The Company has reserved 83,333 (post-split) shares of Company Stock for deemed investment in this Plan.  Such Stock Units shall be settled in Shares of Company Stock that may be drawn from this Plan, the UIL Holdings Corporation 2008 Stock and Incentive Compensation Plan or any other stock plan of the Company which allows for awards to be deferred pursuant to the terms of this Plan, to the extent permitted under the terms of said plans.

“Stock Unit” shall mean a unit of value, equivalent to the value of a share of Stock, or Restricted Stock, or a Performance Share, established by the Committee as a means of measuring value of the Stock-related portion of an Account under the Plan.

“Stock Unit Subaccount” shall mean the bookkeeping account maintained by the Committee on behalf of each Participant who is credited with Stock Units and, as applicable, Dividend Equivalents, resulting from Compensation Deferrals, Company Matching Contributions deemed invested in Stock Units, deferred Restricted Stock Units and deferred Performance Shares.

“Unforeseeable Emergency” shall mean the circumstances under which a Hardship Distribution may be made.

ARTICLE II
PARTICIPATION

2.1           Determination of Eligible Persons.

All officers of the Company and its Business Units who have been selected by the Committee shall be eligible to participate in this Plan.  Any other key management or highly compensated Employee from time to time designated by the Committee to be eligible to participate shall also be considered an Eligible Employee under the Plan.

Non-Employee Directors of the Company and its Participating Business Units shall be eligible to participate in that portion of the Plan permitting deferral of Restricted Stock and Performance Shares.  Such Directors shall be eligible to participate prospectively in that portion of the Plan permitting elective deferrals of Compensation and other features of the Plan, to the extent that they are made applicable to Directors through subsequent Plan amendment.  A Director shall be deemed an Eligible Person with respect to elective deferrals of Compensation (including fees and retainers) and other features of the Plan at such time as such provisions are made applicable to the Directors.

Notwithstanding the foregoing, this portion of the Plan applies only to Eligible Employees and Directors who are Eligible Persons on or after January 1, 2005, and only Non-Grandfathered Amounts shall be subject to the terms of this Plan document.  In addition, this amended and restated Plan document is effective on and after January 1, 2013.

2.2           Enrollment; Duration of Participation.

An Eligible Person shall become a Participant in the Plan by filing a Deferral Election in accordance with Section 3.1 during an Election Period, in accordance with such procedures as may be established from time to time by the Committee.  An individual who, at any time, ceases to be an Eligible Person as determined in the discretion of the Committee shall not be permitted to enter into future Deferral Elections, and no such Deferral Elections will be allowed until such time as the individual again becomes an Eligible Person; expressly provided, however, that nothing herein shall prohibit the Company from giving effect to any previously filed Deferral Election that was timely made.  An individual shall remain a Participant in the Plan with respect to amounts already deferred that have not yet been distributed or forfeited.

2.3           Transfers to Non-Participating Related Companies.

An Eligible Employee who becomes employed by an Affiliate which is not a participating Business Unit, shall no longer be eligible to make any future deferral elections under the Plan.  However, such individual shall remain a participant in the Plan with respect to amounts already deferred and deferral elections that became irrevocable prior to the date of transfer.

2.4           Amendment of Eligibility Criteria.

The Committee may change the criteria for eligibility on a prospective basis.

ARTICLE III
DEFERRAL ELECTIONS

3.1           Elections to Defer Compensation.

(a)  Election to Defer.  Subject to the provisions of Article II and this Article III, each Eligible Employee may elect to defer Compensation earned for services after the Election Period ends, by filing an election with the Recordkeeper (a "Deferral Election") that conforms to the requirements of this Section 3.1 either via the internet or mail, on a form provided by the Recordkeeper, by no later than the last day of the Election Period.  Except as expressly provided in (b), (c) or (d) below, an Eligible Person may elect to defer Compensation by an election filed by December 20th (or such later date as determined by the Committee, but in no event later than December 31st) of the year preceding the year in which the services are to be performed and the Compensation earned.  Deferral elections shall become irrevocable as of the last day of the Election Period and shall remain irrevocable for any subsequent Plan Year to which such Deferral Election relates, except as otherwise expressly provided in the Plan.  Except as otherwise determined by the Committee, Deferral Elections will continue in effect from Plan Year to Plan Year, unless decreased, increased, or terminated during an Election Period with respect to a subsequent Plan Year.

(b)  First Year of Eligibility.  If permitted by the Committee, an Eligible Person shall have a 30 day Election Period beginning as of the date the Eligible Person becomes eligible to participate in the Plan in which to file an initial Deferral Election, provided that the Eligible Person has not participated in any other account balance nonqualified deferred compensation plan maintained by the Company.  Any such Deferral Election shall only be effective with respect to Compensation earned for services to be rendered after the Deferral Election is made.  The amount of annual incentive Compensation that is subject to a first year Deferral Election must be pro-rated in accordance with Treasury Regulation Section 1.409A-2(a)(7)(i).

                        (c)  Deferral of Performance Share Awards.  If permitted by the Committee, the Election Period with respect to the deferral by a Designated Individual of some portion or all of a Performance Share Award shall be any period designated by the Committee, which ends no later than 6 months prior to the end of the performance period related to such Performance Share Award (12 months in the case of Deferral Elections filed prior to January 1, 2007), provided that in no event may an election to defer Performance Shares be made (i) if the performance period is not at least 12 consecutive months in duration, or (ii) after such compensation has become both substantially certain to be paid and readily ascertainable (both as defined in Treasury Regulation Section 1.409A-2(a)(8)).  In addition, the Designated Individual must have provided services continuously from the later of the beginning of the performance period or the date the performance criteria are established, through the date that the Deferral Election is filed.  All deferrals of Performance Shares shall be credited as, and invested only in, Stock Units, without voting rights or any property right.

                        (d)  Deferral of Restricted Stock Units.  The Election Period with respect to deferral by a Designated Individual of some portion or all of a Restricted Stock Unit Award shall end on December 20th (or such later date as determined by the Committee, but in no event later than December 31st) of the year prior to the year in which such Award is granted, and which shall be deemed effective contemporaneously with the granting of such Award with respect to any Restricted Stock Unit vesting at least one year after such Election.  Notwithstanding the foregoing, with respect to deferrals of Restricted Stock Unit Awards made in 2006 and later, if permitted by the Committee the Election Period with respect to the deferral by a Designated Individual of some portion or all of a Restricted Stock Unit Award shall be a date that ends no later than the thirtieth day following the date of the grant, provided that the Deferral Election is made at least 12 months in advance of the earliest vesting date applicable to such award and subject to such other requirements as set forth in Treasury Regulations Section 1.409A-2(a)(5).  Notwithstanding anything to the contrary, any deferral of Restricted Stock shall be deemed to be a rejection of the Restricted Stock Award and a simultaneous award of Restricted Stock Units, all effective as of the date of such Award.  All deferrals of Restricted Stock Units shall be credited as, and invested only in, Stock Units, without voting rights or any property right.

(e)  Deferral Amounts.  Subject to the provisions of this Section 3.1 with respect to each Plan Year, an Eligible Employee may defer, in either whole percentages or a flat dollar amount, up to 85% of annual Base Salary and up to 100% of increases in Base Salary that become effective during the year following the year in which the Deferral Election is made; and up to 100% of incentive awards (including Performance Share Awards and Restricted Stock Unit Awards).  Notwithstanding the foregoing, the total amount deferred shall be limited, as necessary, to satisfy income tax and Social Security Tax (including Medicare) withholding obligations, and employee benefit plan withholding requirements as determined in the sole and absolute discretion of the Committee.  The minimum contribution that must be made in any Plan Year by an Eligible Employee shall not be less than $5,000, which may be satisfied from any deferral source (e.g., Base Salary, annual incentive, etc.).

3.2           Deemed Investment Elections.

(a)  With Respect to Compensation Deferrals.  Except as otherwise provided in this Section 3.2, at the time of making a Deferral Election, the Participant shall designate, on a form provided by the Recordkeeper, or, if allowed by the Committee, via voice response, internet or other technology, the types of investment Funds (selected and made available by the Committee), in which the Participant's Compensation Deferral Subaccount will be deemed to be invested for purposes of determining the amount of net earnings or losses to be credited to that Subaccount.  In making the designation pursuant to this Section 3.2, the Participant may specify that all, or any portion, of his or her Compensation Deferral Subaccount be deemed to be invested, in whole percentage increments, in one or more of the types of investment Funds provided under the Plan, as communicated from time to time by the Committee.

A Participant may change the designation made under this Section 3.2 by filing an election, on a form provided by the Recordkeeper, or, if allowed by the Committee, via voice response, Internet or other technology on any business day; provided, however, that a Participant who has elected to have some portion of his Compensation Deferrals deemed invested in the Company Stock Fund may not transfer out of such investment with respect to such Compensation Deferral amount.  A Participant may elect to have each Plan Year of Compensation Deferrals hypothetically invested in investment allocations different or distinct from his or her prior elections.

A Participant's Compensation Deferral will be deemed invested in the Money Market investment Fund (i) if a Participant fails to make a deemed investment election under this Section 3.2, or (ii) pending the establishment of a full array of deemed investment options by the Committee, or (iii) pending the effective date of the deemed investment in the Company Stock Fund as provided in Section 3.2(e).

(b)  With Respect to Deferrals of Restricted Stock Awards and Performance Share Awards.  As of the date Restricted Stock would be payable to the Participant in the absence of a Deferral Election made pursuant to Section 3.1,, a Participant’s Stock Unit Subaccount shall be credited with the number of Stock Units that would be payable to the Participant in settlement of the Restricted Stock absent such Deferral Election.  As of the date that Performance Shares would be payable to the Participant in the absence of a Deferral Election made pursuant to Section 3.1, the Participant’s Stock Unit Subaccount shall be credited with a number of Stock Units equivalent in value to the number of Shares that would be payable to the Participant in settlement of the Performance Share Award absent such Deferral Election.

(c)  With Respect to Company Contribution Subaccounts.  Contributions to a Participant’s Company Discretionary Contributions Subaccount, if any, shall be deemed invested, and valued, in the same manner and proportion as the Participant's Compensation Deferral Subaccount under the Plan, unless otherwise determined by the Company.  Contributions to a Participant's Company Matching Contribution Subaccount, if any, shall be deemed invested in the Company Stock Fund.  Notwithstanding the foregoing, on and after January 1, 2009, for all purposes under the Plan, Stock Units and the Company Stock Fund shall be valued based on the average of the high and low price of the Company Stock for the business day on which a given transaction or investment is deemed made.

(d)  Deemed Investments Will Be Valued Daily.  Except as otherwise provided in Subsection 3.2(e) with respect to deemed investments in the Company Stock Fund, a deemed investment direction, or change in deemed investment direction, shall be processed based on the closing values for the date received, if such direction is received by the Recordkeeper by the designated time (currently, 4 p.m. Eastern Time).  Otherwise, such direction shall be processed based on the closing values of the particular investment Funds on the next business day on which the markets are open.  The net gain or loss of each deemed investment Fund (the "Investment Rate") shall be recorded monthly, and reported quarterly as provided in (g), below.  Except as provided in Section 6.4, below, a Participant’s Account shall be credited with earnings (and losses) until all amounts credited to such Account have been distributed or forfeited.

(e)  Company Stock Fund.  Except as provided in Subsection 3.2(b), above, a deemed investment in the Company Stock Fund shall be deemed to be a direction to invest in the Money Market Investment Fund pending the end of the quarter, and shall be credited with the rate of return of such deemed investment in the Money Market Investment Fund, with the direction to invest in the Company Stock Fund to be effective as of the third business day following the end of the quarter in which such direction is received, based on the closing price of the Company Stock Fund as of the end of the business day on which such investment is deemed acquired.  Except as provided in Subsection 3.2(b), above, deemed purchases in the Company Stock Fund shall be made on a non-calendar quarter basis, beginning with the third business day following the non-calendar quarter ending with the month of February, and continuing quarterly thereafter.  Once the investment in the Company Stock Fund is effective, a Participant may not re-direct such investment back into other deemed investment Funds available under the Plan.

(f)  Committee Discretion Concerning Deemed Investment Designations.  Although the Participant may designate deemed investments for his Compensation Deferrals, the Committee shall not be bound by such designation.  The Committee shall have no obligation to actually make any hypothetical investment, but may do so if it chooses.  If a hypothetical investment is actually made by the Committee,  then for the period the investment is held, the timing of actual investment changes and the actual value of investments, less actual costs, fees and expenses incurred, shall be used to measure investment return of the deemed investment under this Plan.  The Committee shall select from time to time, in its sole and absolute discretion, investment funds and shall communicate the same to the Recordkeeper.

(g)  Quarterly Reports.  The Investment Rate of each such deemed investment fund shall be used to determine the amount of earnings or losses to be credited to all of Participants' Subaccounts under Article IV, and shall be reported on a calendar quarterly basis to Participants.

(h)  Administration and Costs.  The Committee in its discretion shall establish reasonable and uniform rules applicable to all Participants for hypothetical investments under the Plan, which rules shall include, but not be limited to, rules governing the frequency of permitted changes in hypothetical investments and the effective date of such changes.  All direct costs, management fees and other expenses that would have been incurred if a hypothetical investment or change in investment had actually been made shall be charged against a Participant's Account, unless otherwise determined by the Committee.

3.3           Elections as to Form and Timing of Payment.

(a)  At the same time that the Participant makes the Deferral Elections described in Section 3.1, the Participant shall elect, on a form provided by the Recordkeeper:

(i)  to receive his or her Compensation Deferral Account, deferred Restricted Stock Account, deferred Performance Share Account, and any Company Contributions made with respect to such Plan Year either (A) commencing upon his or her Separation from Service (due to Retirement, death, Disability, or voluntary or involuntary termination) or (B) at a specified future date while the Participant remains employed (a “Scheduled In-Service Withdrawal Date”), and

(ii)  the payment method in which such amounts (and hypothetical net earnings thereon) shall be distributed from among the forms of benefit payment available under Section 6.2.

In determining the Scheduled In-Service Withdrawal Date, the Participant and the Recordkeeper shall take into account the fact that, with respect to Restricted Stock and Performance Share Awards, the Scheduled In-Service Withdrawal Date shall be measured from the date on which such Awards would otherwise vest.

(b)  The Participant may, but is not required to, elect to subject each Plan Year's Compensation Deferrals and earnings thereon to a separate distribution schedule.

(c)  Except as otherwise provided by the Committee, each election as to the timing and form of payment shall carry forward from year to year, unless modified by the Participant by means of filing a subsequent election in accordance with Section 3.3(d).  Elections as to time and form of payment are irrevocable as of the end of the related Deferral Election Period (as provided in Section 3.1) except as provided in Section 3.3(d).  Timing and form of payment elections applicable to Company contributions shall become irrevocable in accordance with the timing rules applicable to Compensation Deferral Elections (as provided in Section 3.1(a)).  To the extent that a Participant does not file an election as to form and timing of payment with respect to Compensation Deferrals, Deferrals of Restricted Stock, Deferrals of Performance Shares, and Company Contributions for a Plan Year, the deemed distribution election automatically shall be a lump sum paid upon the Participant’s Separation from Service.

(d)  Subsequent Elections as to Timing and Form of Payment.  A Participant may change an election as to the timing or form of payment of Non-Grandfathered Amounts in the Participant’s Account by filing a subsequent written distribution election, provided, however, that with respect to such Non-Grandfathered Amounts:

(i)  such subsequent election is consistent with one of the forms of benefit payment provided in Section 6.2 (i.e., a permitted installment form or a lump sum);

(ii)  such subsequent election does not take effect until at least 12 months after the date on which the subsequent election is made;

(iii)  in the case of an election relating to a payment other than on account of death, Disability or the occurrence of an Unforeseeable Emergency, the first payment with respect to which such election is made is deferred for a period of not fewer than five (5) years from the date that payment would otherwise have been made or commenced; and

(iv)  with respect to any election relating to a distribution to be made (or to commence) as of a specified time or fixed schedule (as defined in Code Section 409(a)(2)(A))(iv)), the subsequent election is made not fewer than 12 months prior to the date of the first scheduled payment.

No change of election shall permit the acceleration or delay of the time or schedule of any payment under the Plan, except as may be provided by regulation or other guidance issued pursuant to Code Section 409A(a)(3) (including, without limitation, Treasury Regulation Section 1.409A-3(j)(4)).

3.4           Code Section 409A Transition Provisions.

(a)  Grandfathering Pre-2005 Accruals; Time and Form of Payment.  The vested Account Balances of Plan Participants determined as of December 31, 2004, together with actual or notional earnings thereon accruing after December 31, 2004 (the “Grandfathered Amount”) shall be subject to the provisions of the Plan and tax law in effect immediately prior to the enactment of Section 409A of the Internal Revenue Code (i.e., as of October 3, 2004), including without limitation requirements as to election of the timing and form of payment; expressly provided, however that the Grandfathered Amounts shall be so grandfathered only to the extent that the Plan terms governing such Amounts are not materially modified after October 3, 2004.  Grandfathered Amounts shall be subject to the terms of the Plan document entitled “UIL Holdings Corporation Deferred Compensation Plan Grandfathered Benefit Provisions,” and not this Plan document.

(b)  Non-Grandfathered Amounts.  That portion of a Participant’s Account Balance attributable to Deferral Elections and/or Company contributions made with respect to the 2005 Plan Year and thereafter, and amounts subject to earlier Deferral Elections that did not vest prior to January 1, 2005, together with actual or notional earnings thereon, are a Participant’s Non-Grandfathered Amounts.  Non-Grandfathered Amounts are subject to the provisions of Code Section 409A and guidance issued thereunder, and the terms of this Plan document.  Non-Grandfathered Amounts shall be subject to the terms of the applicable Plan document entitled “UIL Holdings Corporation Deferred Compensation Plan Non-Grandfathered Benefit Provisions.”

ARTICLE IV
COMPENSATION DEFERRAL AND COMPANY CONTRIBUTION ACCOUNTS

4.1           Compensation Deferral Subaccount.

The Recordkeeper shall establish and maintain a Compensation Deferral Subaccount for each Participant under the Plan.  Each Participant's Compensation Deferral Subaccount shall be further divided into separate Subaccounts ("Investment Fund Subaccounts"), each of which corresponds to an investment Fund elected by the Participant pursuant to Section 3.2.  A Participant's Compensation Deferral Subaccount shall be credited as follows:

(a)  As soon as administratively feasible, and in no event later than ten (10) days, after amounts are withheld and/or deferred from a Participant's Compensation, the Committee shall credit the Investment Fund Subaccounts of the Participant's Compensation Deferral Subaccount with an amount equal to Compensation deferred by the Participant in accordance with the Participant's election under Section 3.1.

(b)  Each business day, each Investment Fund Subaccount of a Participant's Compensation Deferral Subaccount shall be credited with earnings or losses in an amount equal to that determined by multiplying the balance credited to such investment Fund Subaccount as of the prior day plus contributions credited that day to the Investment Fund Subaccount by the Investment Rate for the corresponding deemed Fund selected by the Participant.

4.2           Company Discretionary Contribution Subaccount.

With approval of the Board, the Company or any Business Unit may from time to time make Discretionary Contributions to the Accounts of Participants or selected Participants, and, if it so decides, may impose a vesting schedule on such Contributions.  In the event that the Company or any Business Unit determines to make such a contribution, the Recordkeeper shall establish and maintain a Company Discretionary Contribution Subaccount for each Participant under the Plan.  Each Participant's Company Discretionary Contribution Subaccount shall be further divided into separate Subaccounts, each of which corresponds to a Fund elected by the Participant pursuant to Section 3.2.  A Participant's Company Discretionary Contribution Subaccount shall be credited as follows:

(a)  The Recordkeeper shall credit the Investment Fund Subaccounts of the Participant's Company Discretionary Contribution Subaccount with an amount equal to the Company Discretionary Contribution Amount, if any, applicable to that Participant, within ten (10) business days after such amount is deemed contributed; and

(b)  Such Subaccount shall be deemed invested, and valued, in the same manner and proportion as the Participant's other Account balances under the Plan, unless otherwise determined by the Company.

4.3           Company Matching Contribution Subaccount.

(a)  In the event that the Committee determines that a Participant is unable with respect to a calendar year to receive the maximum matching allocation in an applicable qualified defined contribution plan of the Company or one of its Affiliates due to the Compensation Deferrals made by the Participant to this Plan, the Company shall make a supplemental Company Matching Contribution in the amount of such shortfall to this Plan as soon as administratively feasible following the end of such calendar year.

(b)  In such case, the Recordkeeper shall establish and maintain a Company Matching Contribution Subaccount for such Participant.  Each such Participant's Company Matching Contribution Subaccount shall be deemed invested in the Company Stock Fund, at the end of the quarter in which such contribution is allocated to the Participant's Company Matching Contribution Subaccount, with such contribution deemed invested in the Money Market Fund pending the end of such quarter.

4.4           Deferred Restricted Stock Account.

(a)  The Recordkeeper shall maintain a Restricted Stock Unit Subaccount for each Designated Individual to record the number of Restricted Stock Units to be credited to such Designated Individual as of the date that such Stock Units vest.  The Recordkeeper shall also maintain records of Deferral Elections relating to Restricted Stock Units that have not yet vested.

(b)  The number of Restricted Stock Units to be credited shall be equivalent in value to the number of shares of Restricted Stock when vesting restrictions (and any other applicable conditions) have been satisfied.

(c)  The Designated Individual's Restricted Stock Unit Subaccount shall be credited with Dividend Equivalents.

(d)  Until such time as such Subaccounts are actually paid in Stock to the Designated Individual, the Designated Individual shall have no voting rights associated with such Subaccounts.

4.5           Deferred Performance Share Account.

(a)  The Recordkeeper shall maintain a Stock Unit Subaccount for each Designated Individual to record the number of Stock Units to be credited to such Designated Individual as of the date that any Performance Shares would otherwise be payable to the Participant upon vesting thereof in the absence of a deferral election made pursuant to Section 3.1.

(b)  The number of Stock Units to be credited shall be equivalent in value to the number of shares of Stock that would have been payable to the Participant in settlement of the Performance Share Award absent his deferral election.

(c)  The Designated Individual’s Performance Share Subaccount shall not be credited with Dividend Equivalents; expressly provided however, that with respect to Stock Units credited to a Participant’s account in respect of Performance Shares that vest on or after December 31, 2006, such Stock Units shall be credited with Dividend Equivalents from, and after, the date of vesting of such Performance Shares.

(d)  Until such time as such Performance Share Subaccounts are actually paid in Stock to the Designated Individual, the Designated Individual shall have no voting rights associated with such Performance Share Subaccounts.

ARTICLE V
VESTING

5.1           Vesting.

A Participant shall be 100% vested in his or her Compensation Deferral Account and Company Matching Contribution Subaccount.  A Participant shall be vested in accordance with any schedule that the Committee may establish with respect to his or her Company Discretionary Contribution Account, if any.  A Participant shall vest in his or her Restricted Stock Unit Account and Performance Share Unit Account in accordance with the terms of the applicable awards.

5.2           Vesting Upon Death/Change in Control.

Upon death of a Participant, or in the event of a Change in Control, the Participant shall be 100% vested in  any Company Discretionary Contribution Subaccount.

ARTICLE VI
DISTRIBUTIONS

6.1           Manner of Payment—Cash vs. Stock.

Distributions shall be made in cash, except to the extent that a Participant’s Subaccounts are deemed invested in the Company Stock Fund.  Distributions of Company Stock Fund Subaccounts shall be paid in shares of Company Stock, except to the extent that the Committee determines some portion of such Subaccount must be paid in cash due to limitations contained in the UIL Holdings Corporation 2008 Stock and Incentive Compensation Plan (or any other stock plan of the Company which allows for awards to be deferred pursuant to the terms of this Plan).  All fractional shares in a Company Stock Fund Subaccount shall be paid in cash.

6.2           Distribution of Accounts.

Distribution of Non-Grandfathered Amounts shall be made only in the event of a Participant’s Separation from Service (including on account of Retirement, death or Disability), or on account of a Scheduled In-Service Withdrawal Date.  Benefits will be paid (or commence to be paid) as of the Participant’s Payment Date.

(a)  Distribution Due to Separation from Service.

(1)  De Minimis Account Balances.  Subject to Section 6.2(a)(6), in the case of a Participant who has a Separation from Service (other than on account of death) and who has a total Account balance of $10,000 or less, the Amount shall be paid to the Participant in a lump sum distribution within 60 days of the Participant’s Separation from Service Date, provided that in no event shall the Participant have a right to designate the date or taxable year of the payment.

(2)  Distribution of Accounts over $10,000.  Subject to Section 6.2(a)(6), in the case of a Participant who has a Separation from Service (other than on account of death) and who has a total Account balance of more than $10,000, the Distributable Amount shall be paid to the Participant in a single lump sum distribution as of the first day of the first calendar quarter following the calendar quarter in which the Participant has a Separation from Service, unless the Participant has made a timely election, in accordance with the provisions of Section 3.3, to receive payments in one of the optional installment forms set forth in Section 6.2(a)(3).

(3)  Election of Payment Form.  In accordance with Section 3.3, a Participant may elect to have Distributable Amounts distributed either in a single lump sum or in one of the following installment forms.  The installment forms that are available are:

(i)  annual installments over five (5) years, beginning on the Participant’s Payment Date;

(ii)  annual installments over ten (10) years, beginning on the Participant’s Payment Date;

(iii)  annual installments over fifteen (15) years, beginning on the Participant’s Payment Date.

Notwithstanding the foregoing, in the event a Participant has a Separation from Service (other than on account of death) within 24 months after a Change in Control, the Distributable Amount shall be paid to the Participant in a single lump sum distribution as of the first day of the first calendar quarter following the calendar quarter in which the Participant’s Separation from Service occurs, subject to Section 6.2(a)(6).

(4)  Commencement of Distributions.  Except with respect to de minimis Account balances, as provided in Section 6.2(a)(1) and subject to Section 6.2(a)(6), all installment payments and lump sum distributions shall commence to be paid, or be paid on the first day of the first calendar quarter following the calendar quarter in which the Participant Separates from Service.

(5)  Modification of Election of Form of Payment.  A Participant may change his or her election as to the timing and payment of Non-Grandfathered Amounts only in accordance with the provisions of Section 3.3(d) on subsequent elections and Section 3.4.

(6)  Delay in Distribution for Specified Employees.  Notwithstanding the foregoing, at any time the Company is publicly traded on an established securities market (as defined for purposes of Code Section 409A) and a distribution is to be made to a Specified Employee (as defined for purposes of Code Section 409A(a)(2)(B)(i)) on account of a Separation from Service, other than on account of death, no distribution shall be made to the Specified Employee before the date which is six months after the date of the Specified Employee’s Separation from Service or, if earlier, the date of death of the Specified Employee (the “Distribution Restriction Period”), and the Specified Employee’s Payment Date shall be the first day of the first calendar quarter beginning on or after the end of the Distribution Restriction Period.

(b)  Distribution With a Scheduled In-Service Withdrawal Date.

(1)  In the case of a Participant who has elected a Scheduled In-Service Withdrawal, such Participant shall receive his or her Distributable Amount as scheduled, but only with respect to those deferrals of Compensation, deferrals of Restricted Stock, deferral of Performance Shares, any vested Company Discretionary Contribution Amounts, Company Matching Contribution Amounts and earnings or losses attributable thereto, as shall have been elected by the Participant to be subject to the Scheduled In-Service Withdrawal Date (as defined in Section 1.1, above).

(2)  A Participant’s Scheduled In-Service Withdrawal Date in a given Plan Year may be no earlier than three (3) years from the last day of the Plan Year for which the deferrals of Compensation are deemed effective, provided, however that in the case of Restricted Stock Awards and Performance Share Awards, the Scheduled In-Service Withdrawal Date shall be measured from the date that such awards vest.  A Participant may elect either a lump sum, or annual installments over a period ranging from two (2) years, up to and including five (5) years from the Scheduled In-Service Withdrawal Date.

(3)  A Participant may elect to extend the Scheduled In-Service Withdrawal Date for any Plan Year, provided such election otherwise complies with the requirements of Section 3.3(d) on “subsequent elections.”  The Participant may modify any Scheduled In-Service Withdrawal Date in the manner set forth above, no more than two (2) times.

(4)  The first annual installment subject to a Scheduled In-Service Withdrawal Date shall commence to be paid in February of the Plan Year in which the Scheduled In-Service Withdrawal Date falls.  Subsequent annual installments will be distributed in February of each year.

(5)  Lump sum distributions will be paid in February of the year specified on the Participant’s election of a Scheduled In-Service Withdrawal Date.

(6)  If a Participant has a Separation from Service prior to his or her Scheduled In-Service Withdrawal Date, any amounts subject to such Scheduled In-Service Withdrawal Date will instead be distributed in the form of a lump sum.  Such lump sum distribution will be paid on the first day of the calendar quarter beginning on or after the Separation from Service, subject to the provisions of Section 6.2(a)(6) concerning distributions to a Specified Employee upon a Separation from Service.

(c)  Death of a Participant.  In the case of the death of a Participant while in the service of the Company or an Affiliate, the Participant's entire vested Account balance shall be distributed to the Participant's Beneficiary in a lump sum on the first day of the calendar quarter beginning after the death occurs.  In the event a Participant dies while receiving installment payments, the remaining installments shall be paid to the Participant's Beneficiary in a lump sum on the first day of the calendar quarter beginning after the death occurs.

(d)  Delayed Payment Date Attributable to Impracticability of Calculation.  In accordance with Treasury Regulation Section 1.409A-3(d), if as of a Payment Date, calculation of the amount of the payment is not administratively practicable due to events beyond the control of the Participant (or the Participant’s Beneficiary), payment shall be made during the first taxable year of the Participant (or Beneficiary) in which the calculation of the amount of the payment is administratively practicable.

(e)  Delayed Distribution Attributable to Code Section 162(m).  Notwithstanding the foregoing, to the extent the Company reasonably anticipates that if a payment were made at the time provided for in this Section 6.2, the Company’s deduction with respect to such payment would not be permitted due to the application of Code Section 162(m), it may delay the payment until the Participant’s first taxable year in which the Company reasonably anticipates (or should reasonably anticipate) that if the payment is made during the year, the deduction of such payment will not be barred by the application of Code Section 162(m).  This Section 6.2(f) shall be administered in accordance with Treasury Regulation Section 1.409A-2(b)(7)(i).

6.3           Hardship Distribution.

(a)  In the event of an Unforeseeable Emergency, a Participant shall be permitted to elect a Hardship Distribution from his or her Compensation Deferral Subaccount, Matching Contribution Subaccount, and any vested Company Discretionary Contribution Subaccounts prior to the Payment Date, subject to the following restrictions:

(1)  The election to take a Hardship Distribution shall be made by filing a form provided by and filed with Committee or its delegate prior to the end of any calendar month.

(2)  The Committee (or its delegatee) shall have made a determination, in its sole discretion, that the requested distribution constitutes a Hardship Distribution as defined in Section 1.1 of the Plan.

(3)  Notwithstanding anything to the contrary, no Hardship Distribution may be made to the extent that such Hardship is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant's assets, to the extent the liquidation of assets would not itself cause severe financial hardship, or (iii) by cessation of deferrals under this Plan.

(b)  The amount determined to qualify for a Hardship Distribution shall be paid in a cash lump sum as soon as practicable after the Hardship Distribution election is made and approved by the Committee or its delegatee.  The amount paid shall be debited pro rata from the Participant’s Compensation Deferral Subaccount, Matching Contribution Subaccount and vested Company Discretionary Contribution Subaccount.

(c)  This Section 6.3 is intended to and shall be interpreted to be consistent with Treasury Regulations Section 409A-3(i)(3).

6.4           Inability to Locate Participant.

In the event that the Committee is unable to locate a Participant or Beneficiary within two years following the required Payment Date, the amount allocated to the Participant's Account shall be forfeited.  If, after such forfeiture, the Participant or Beneficiary later claims such benefit, such benefit shall be reinstated without additional interest or earnings.

6.5           Unvested Amounts.  Any amounts that are not (or do not become) vested as of the date they would otherwise be paid shall be forfeited.

ARTICLE VII
ADMINISTRATION

7.1           Committee Action.

The Committee shall act at meetings by affirmative vote of a majority of the members of the Committee.  Any action permitted to be taken at a meeting may be taken without a meeting if, prior to such action, a written consent to the action is signed by all members of the Committee and such written consent is filed with the minutes of the proceedings of the Committee.  A member of the Committee shall not vote or act upon any matter which relates solely to himself or herself as a Participant.  The Chairman or any other member or members of the Committee designated by the Chairman may execute any certificate or other written direction on behalf of the Committee.  Notwithstanding any provision of the Plan to the contrary, in the event of any conflict between the Plan and the Committee’s charter, the Committee’s charter shall govern.

7.2           Powers and Duties of the Committee.

The Committee, on behalf of the Participants and their Beneficiaries, shall enforce the Plan in accordance with its terms, shall be charged with the general administration of the Plan, and shall have all powers necessary to accomplish its purposes, including, but not limited to, the following:

(i)  To select the funds in accordance with Section 3.2(a) hereof;

(ii)  To construe and interpret the terms and provisions of this Plan;

(iii)  To compute and certify to the amount and kind of benefits payable to Participants and their Beneficiaries;

(iv)  To maintain all records that may be necessary for the administration of the Plan, and to approve all administrative forms and procedures to be used in the establishment and maintenance of Accounts and Subaccounts;

(v)  To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law;

(vi)  To make and publish such rules for the regulation of the Plan and procedures for the administration of the Plan as are not inconsistent with the terms hereof;

(vii)  To appoint a Recordkeeper or any other agent, and to delegate to them such powers and duties in connection with the administration of the Plan as the Committee may from time to time prescribe; and

(viii)  To take all actions necessary and appropriate for the administration of the Plan, including delegating authority to employees of the Company to handle Committee responsibilities.

The Committee shall be the named fiduciary and plan administrator of the Plan for purposes of ERISA.

7.3           Construction and Interpretation.

The Committee shall have full discretion to construe and interpret the terms and provisions of this Plan, which interpretations or construction shall be final and binding on all parties, including but not limited to the Company and any Participant or Beneficiary.  The Committee shall administer such terms and provisions in a uniform and nondiscriminatory manner and in full accordance with any and all laws applicable to the Plan.

7.4           Information.

To enable the Committee to perform its functions, the Company shall supply full and timely information to the Committee on all matters relating to the Compensation of all Participants, their death or other events which cause termination of their participation in this Plan, and such other pertinent facts as the Committee may require.

7.5           Compensation, Expenses and Indemnity.

(a)  The members of the Committee shall serve without additional compensation for their services hereunder.

(b)  The Committee is authorized at the expense of the Company to employ such legal counsel as it may deem advisable to assist in the performance of its duties hereunder.  Expenses and fees in connection with the administration of the Plan shall be paid by the Company.

(c)  To the extent permitted by applicable state law, the Company shall indemnify and hold harmless the Committee and each member thereof, the Board of Directors and any delegate of the Committee who is an employee of the Company against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident of the Plan, other than expenses and liabilities arising out of willful misconduct.  This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement or otherwise, as such indemnities are permitted under state law.

7.6           Filing a Claim.  Any controversy or claim arising out of or relating to the Plan shall be filed in writing with the Committee which shall make all determinations concerning such claim.  Any claim filed with the Committee and any decision by the Committee denying such claim shall be in writing and shall be delivered to the Participant or Beneficiary filing the claim (the “Claimant”).

(a)  In General.  Notice of a denial of benefits (other than Disability benefits) will be provided within ninety (90) days of the Committee’s receipt of the Claimant's claim for benefits.  If the Committee determines that it needs additional time to review the claim, the Committee will provide the Claimant with a notice of the extension before the end of the initial ninety (90) day period.  The extension will not be more than ninety (90) days from the end of the initial ninety (90) day period and the notice of extension will explain the special circumstances that require the extension and the date by which the Committee expects to make a decision.

(b)  Disability Benefits.  Notice of denial of Disability benefits will be provided within forty-five (45) days of the Committee’s receipt of the Claimant’s claim for Disability benefits.  If the Committee determines that it needs additional time to review the Disability claim, the Committee will provide the Claimant with a notice of the extension before the end of the initial forty-five (45) day period.  If the Committee determines that a decision cannot be made within the first extension period due to matters beyond the control of the Committee, the time period for making a determination may be further extended for an additional thirty (30) days.  If such an additional extension is necessary, the Committee shall notify the Claimant prior to the expiration of the initial thirty (30) day extension.  Any notice of extension shall indicate the circumstances necessitating the extension of time, the date by which the Committee expects to furnish a notice of decision, the specific standards on which such entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim and any additional information needed to resolve those issues.  A Claimant will be provided a minimum of forty-five (45) days to submit any necessary additional information to the Committee.  In the event that a thirty (30) day extension is necessary due to a Claimant’s failure to submit information necessary to decide a claim, the period for furnishing a notice of decision shall be tolled from the date on which the notice of the extension is sent to the Claimant until the earlier of the date the Claimant responds to the request for additional information or the response deadline.

(c)  Contents of Notice.  If a claim for benefits is completely or partially denied, notice of such denial shall be in writing and shall set forth the reasons for denial in plain language.  The notice shall (i) cite the pertinent provisions of the Plan document and (ii) explain, where appropriate, how the Claimant can perfect the claim, including a description of any additional material or information necessary to complete the claim and why such material or information is necessary.  The claim denial also shall include an explanation of the claims review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse decision on review.  In the case of a complete or partial denial of a Disability benefit claim, the notice shall provide a statement that the Committee will provide to the Claimant, upon request and free of charge, a copy of any internal rule, guideline, protocol, or other similar criterion that was relied upon in making the decision.

7.7           Appeal of Denied Claims.  A Claimant whose claim has been completely or partially denied shall be entitled to appeal the claim denial by filing a written appeal with a committee designated to hear such appeals (the “Appeals Committee”).  A Claimant who timely requests a review of the denied claim (or his or her authorized representative) may review, upon request and free of charge, copies of all documents, records and other information relevant to the denial and may submit written comments, documents, records and other information relevant to the claim to the Appeals Committee.  All written comments, documents, records, and other information shall be considered “relevant” if the information (i) was relied upon in making a benefits determination, (ii) was submitted, considered or generated in the course of making a benefits decision regardless of whether it was relied upon to make the decision, or (iii) demonstrates compliance with administrative processes and safeguards established for making benefit decisions.  The Appeals Committee may, in its sole discretion and if it deems appropriate or necessary, decide to hold a hearing with respect to the claim appeal.

(a)  In General.  Appeal of a denied benefits claim (other than a Disability benefits claim) must be filed in writing with the Appeals Committee no later than sixty (60) days after receipt of the written notification of such claim denial.  The Appeals Committee shall make its decision regarding the merits of the denied claim within sixty (60) days following receipt of the appeal (or within one hundred and twenty (120) days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim).  If an extension of time for reviewing the appeal is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension.  The notice will indicate the special circumstances requiring the extension of time and the date by which the Appeals Committee expects to render the determination on review.  The review will take into account comments, documents, records and other information submitted by the Claimant relating to the claim without regard to whether such information was submitted or considered in the initial benefit determination.

(b)  Disability Benefits.  Appeal of a denied Disability benefits claim must be filed in writing with the Appeals Committee no later than one hundred eighty (180) days after receipt of the written notification of such claim denial.  The review shall be conducted by the Appeals Committee (exclusive of the person who made the initial adverse decision or such person’s subordinate).  In reviewing the appeal, the Appeals Committee shall (i) not afford deference to the initial denial of the claim, (ii) consult a medical professional who has appropriate training and experience in the field of medicine relating to the Claimant’s disability and who was neither consulted as part of the initial denial nor is the subordinate of such individual and (iii) identify the medical or vocational experts whose advice was obtained with respect to the initial benefit denial, without regard to whether the advice was relied upon in making the decision.  The Appeals Committee shall make its decision regarding the merits of the denied claim within forty-five (45) days following receipt of the appeal (or within ninety (90) days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim).  If an extension of time for reviewing the appeal is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension.  The notice will indicate the special circumstances requiring the extension of time and the date by which the Appeals Committee expects to render the determination on review.  Following its review of any additional information submitted by the Claimant, the Appeals Committee shall render a decision on its review of the denied claim.

(c)  Contents of Notice.  If a benefits claim is completely or partially denied on review, notice of such denial shall be in writing and shall set forth the reasons for denial in plain language.  The decision on review shall set forth (i) the specific reason or reasons for the denial, (ii) specific references to the pertinent Plan provisions on which the denial is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, or other information relevant (as defined above) to the Claimant’s claim, and (iv) a statement describing any voluntary appeal procedures offered by the plan and a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA.  For the denial of a Disability benefit, the notice will also include a statement that the Appeals Committee will provide, upon request and free of charge, (i) any internal rule, guideline, protocol or other similar criterion relied upon in making the decision, (ii) any medical opinion relied upon to make the decision and (iii) the required statement under Section 2560.503-1(j)(5)(iii) of the Department of Labor regulations.

(d)  Discretion of Appeals Committee.  All interpretations, determinations and decisions of the Appeals Committee with respect to any claim shall be made in its sole discretion, and shall be final and conclusive.

ARTICLE VIII
MISCELLANEOUS

8.1           Unsecured General Creditor.

Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Company, including in any Compensation Deferrals made under this Plan.  No assets of the Company shall be held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan.  Any and all of the Company's assets shall be, and remain, the general unpledged, unrestricted assets of the Company.  The Company's obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors.  It is the intention of the Company that this Plan be unfunded for purposes of the Code and for purposes of Title 1 of ERISA.  Notwithstanding the foregoing, the Company may enter into one or more rabbi trusts, in accordance with the provisions of Revenue Procedure 92-64, to assist it and its Business Units in providing benefits under this Plan.

8.2           Restriction Against Assignment.

The Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or corporation.  No part of a Participant's Accounts shall be liable for the debts, contracts, or engagements of any Participant, his or her Beneficiary, or successors in interest, nor shall a Participant's Accounts be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, sell, transfer, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever.  If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, commute, assign, pledge, encumber or charge any distribution or payment from the Plan, voluntarily or involuntarily, the Committee, in its discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such manner as the Committee shall direct.

8.3           Withholding.

There shall be deducted from each payment made under the Plan or any other Compensation payable to the Participant (or Beneficiary) all taxes that are required to be withheld by the Company under applicable federal, state and local laws.  The Company shall have the right to reduce any payment (or compensation) by the amount of cash sufficient to provide the amount of said taxes.

8.4           Amendment, Modification, Suspension or Termination.

The Committee may amend, modify or suspend this portion of the Plan in whole or in part, except to the extent that such power has been expressly reserved otherwise under the terms of this portion of the Plan.  No amendment, modification or suspension shall have any retroactive effect to reduce any amounts allocated to a Participant's Accounts.  The Committee may also terminate this portion of the Plan and pay Participants (and beneficiaries) their Account Balances in a single lump sum at any time, to the extent and in accordance with Treas. Reg. Section 1.409A-3(j)(4)(ix).

8.5           Governing Law.

This Plan shall be construed, governed and administered in accordance with the laws of the State of Connecticut without regard to the conflicts of law principles thereof.

8.6           Receipt or Release.

Any payment to a Participant or the Participant's Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Committee and the Company.  The Committee may require such Participant or Beneficiary as a condition precedent to such payment to execute a receipt and release to such effect.

8.7           Payments on Behalf of Persons Under Incapacity.

In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Committee may direct that such payment be made to any person found by the Committee, in its sole judgment, to have assumed the care of such person.  Any payment made pursuant to such determination shall constitute a full release and discharge of the Committee and the Company.

8.8           Limitation of Rights and Employment Relationship.

Neither the establishment of the Plan nor any modification thereof, nor the creating of any fund or account, nor the payment of any benefits shall be construed as giving any Participant, or Beneficiary or other person any legal or equitable right against the Company except as provided in the Plan; and in no event shall the terms of employment of any Employee or Participant be modified or in any way be affected by the provisions of the Plan.

8.9           Adjustments; Assumptions of Obligations.

In the event of a reorganization, recapitalization, stock split, stock or extraordinary cash dividend, combination of shares, merger, consolidation, distribution of assets, or any other change in the corporate structure or shares of the Company, the Committee shall make the appropriate adjustments in (i) the number of Stock Units credited to Participants' Accounts, (ii) the number (or type) of shares of Stock reserved for issuance hereunder, (iii) the number (or type) of shares subject to any deferred Restricted Stock Units and deferred Performance Shares, and (iv) any Share limitations imposed under the Plan, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or any Stock Units credited hereunder.  In the event of any merger, consolidation or other reorganization in which the Company is not the surviving or continuing entity, all Stock Units, deferred Restricted Stock and deferred Performance Shares hereunder shall be assumed by the surviving or continuing entity.  In the event of any reorganization in which all of the shares of the Company's Stock are exchanged for shares of the common stock of another corporation, all Stock Units credited hereunder and all deferred Restricted Stock Units and deferred Performance Shares outstanding on the effective date of the share exchange shall be automatically converted into obligations of the other corporation on identical terms, and the other corporation shall assume this Plan.  The Committee may also make adjustments to Stock Units, and deferred Restricted Stock Units and deferred Performance Shares under this Plan on account of those events set forth in Section 10(c) of the UIL Holdings Corporation 2008 Stock and Incentive Compensation Plan and comparable sections of any other stock plan of the Company which allows for awards to be deferred pursuant to the terms of this Plan.

8.10           Headings.

Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

8.11           Interpretation.

The Plan is a deferred compensation plan within the meaning of Code Section 409A, and it is intended that the Plan shall be administered and, in the case of any ambiguity, interpreted, in a manner consistent with the terms of Code Section 409A so as to avoid adverse tax consequences to Participants.

Executed as of the 7th day of December, 2012.

UIL HOLDINGS CORPORATION

By /s/ J. P. Torgerson

Its President and Chief Executive Officer

EXHIBIT A

PARTICIPATING BUSINESS UNITS

As of January 1, 2013

Company Name	Date of Participation

The United Illuminating Company ("UI")	2/1/03

The Berkshire Gas Company	1/1/2013

Connecticut Natural Gas Corporation	1/1/2013

The Southern Connecticut Gas Company	1/1/2013

EXHIBIT B

PROVISIONS APPLICABLE TO PRE-2013 DEFERRALS WITH RESPECT TO ELIGIBLE
EMPLOYEES OF THE BERKSHIRE GAS COMPANY, CONNECTICUT NATURAL GAS
CORPORATION AND THE SOUTHERN CONNECTICUT GAS COMPANY

EXHIBIT B
TO THE UIL HOLDINGS CORPORATION
DEFERRED COMPENSATION PLAN

ARTICLE I

INTRODUCTION

1.1.           Name. The Company established the UIL Holdings Corporation Deferred Compensation Plan For Selected Employees (“Selected Employees Plan”).

1.2.           Effective Dates. The Effective Date of the Selected Employees Plan is the effective date of the closing of the sale contemplated under the Purchase Agreement, dated May 25, 2010, by and between UIL Holdings Corporation and Iberdrola USA, Inc. concerning the sale of certain corporations including Southern Connecticut Gas Company, Connecticut Natural Gas Company and Berkshire Gas Company (the “Purchase Agreement”), or, if the transactions contemplated under such Purchase Agreement close on more than one date, the first such closing date (the “Effective Date”).  The Effective Date of participation in the plan by any Participating Employer shall be the closing date of the sale of such Participating Employer in accordance with the terms of the Purchase Agreement.  Effective as of January 1, 2013, the Selected Employees Plan is merged into the UIL Holdings Corporation Deferred Compensation Plan.  Notwithstanding any provision of this Exhibit B to the contrary, no deferrals shall be made under the terms of this Exhibit B with respect to Compensation earned after December 31, 2012.  Deferral and payment elections in place under the Selected Employees Plan shall continue in effect after the merger and may not be changed except in accordance with Code Section 409A and the terms of the Selected Employees Plan.

1.3.           Purpose. The Selected Employees Plan is established for the purposes of providing retirement benefits for a select group of management and/or highly compensated employees of certain Affiliates of the Company who are Participating Employers hereunder.  The Selected Employees Plan provides a means whereby Eligible Employees may defer a portion of their annual cash wages and earnings and certain bonuses they otherwise would receive.  All deferrals and contributions under this Plan shall be in the form of unfunded recordkeeping entries that shall be credited with earnings as specified in the Plan.

1.4           Successor Clause. The Selected Employees Plan is a successor plan to the Energy East Deferred Compensation Plan (also known as the Iberdrola USA Deferred Compensation Plan) (the “Predecessor Plan”) with respect to employers who participated in the Predecessor Plan that are acquired by UIL Holdings Corporation pursuant to the Purchase Agreement.  Benefits payable under the Predecessor Plan with respect to employees of the participating employers that were acquired by UIL Holdings Corporation pursuant to the Purchase Agreement shall be paid pursuant to the terms of the Selected Employees Plan, and all deferral and payment elections in place under the Predecessor Plan for such employees shall continue under the Selected Employees Plan, and may not be changed except in accordance with Code Section 409A and the terms of the Selected Employees Plan.

ARTICLE II

DEFINITIONS

Whenever the following initially capitalized words and phrases are used in this Selected Employees Plan, they shall have the meanings specified below unless the context clearly indicates to the contrary:

2.1.           “Administrator shall mean the Compensation and Executive Development Committee of the Board of Directors of the Company (the “CEDC”), and any successor thereto.   Administrator shall also refer to a delegate of the CEDC, if applicable.  In the absence of such Committee, the Board of Directors of the Company shall be the Administrator.

2.2.           “Affiliate” means any of the subsidiaries or affiliates of the Company, whether or not such entities have adopted the Plan, and any other entity which is a member of a “controlled group of corporations,” a “group under common control” or an “affiliated service group,” all as determined under Section 414(b), (c), (m), or (o) of the Code, of which the Company is the common parent.

2.3.           “Beneficiary” shall mean such person or legal entity as may be designated by a Participant to receive benefits hereunder after such Participant’s death.

2.4           “Code” shall mean the Internal Revenue Code of 1986, as amended, and any related U.S. Treasury regulations.

2.5.           “Company” shall mean UIL Holdings Corporation.

2.6.           “Compensation” shall mean the taxable wages, earnings and commissions payable for a Plan Year together with cash payments under any calendar year performance based annual incentive plan (“Bonus”) designated by the Administrator, after reduction for applicable Federal Insurance Contributions Act (“FICA”) and Federal Unemployment Tax Act (“FUTA”) taxes but before any reduction to such taxable wages and earnings, Bonuses and commissions is effected in accordance with the Deferred Compensation Election Form, and before any reduction is made for elective deferrals to any cash or deferred arrangement maintained pursuant to Section 401(k) of the Code or to any cafeteria plan maintained pursuant to Section 125 of the Code in which the Eligible Employee participates.

2.7.           “Deferred Compensation” shall mean that portion of the Participant’s Compensation which the Participant elects to defer pursuant to Section 4.1 of this Selected Employees Plan (or elected pursuant to the terms of the Predecessor Plan), in accordance with a Deferred Compensation Election Form.  Deferred Compensation also means amounts designated as Employer Contributions under the Predecessor Plan and credited for the benefit of a Participant, if any.

2.8.           “Deferred Compensation Account” shall mean the recordkeeping account established by the Administrator for each Participant to which the portion of a Participant’s taxable wages and earnings that is voluntarily deferred pursuant to Section 4.1 of this Selected Employees Plan (or otherwise pursuant to the terms of the Predecessor Plan) is credited. A Participant shall at all times be fully vested in the balance of his or her Deferred Compensation Account.

2.9.           “Deferred Compensation Election Form” shall mean a document or form as made available from time to time by the Administrator (or the Administrator of the Predecessor Plan), whereby an Eligible Employee enrolls as a Participant and elects to defer Compensation.

2.10.         “Deferred Compensation Investment Election Form” shall mean a document, form, voice response unit (VRU) or website as made available from time to time by the Administrator, whereby an Eligible Employee elects to invest, or modify a prior election to invest, his or her Deferred Compensation Account.

2.11.         “Disability” shall mean a disability qualifying for benefits payable under the Participating Employer’s long-term disability plan under which the Participant is covered.  A Participant will be considered to be eligible for payment under the Plan resulting from a Disability only after the Participant has received payments from a Participating Employer’s long-term disability plan for three consecutive months.  Whether a Participant has a Disability shall be determined consistent with the definition of “disability” under Code Section 409A.

2.12.         “Eligible Employee” shall mean an individual employed by a Participating Employer who (a) is a member of a select group of management and/or highly compensated employees and who is designated by the Administrator to be eligible to participate hereunder; or (b) was a Participant in the Predecessor Plan on the Effective Date (or, if later, the date such Participant’s employer became a Participating Employer hereunder).

2.13.         “Hardship” shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse or a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.  Whether a Participant has incurred a Hardship will be determined consistent with the definition of an “unforeseeable emergency” under Code Section 409A.

2.14          “Key Employee” shall mean an employee defined as a key employee under Section 416(i) of the Code. In general, this includes an officer of the Company earning over $135,000 (as adjusted as provided in Section 416(f) of the Code), a 5% owner of the Company or a 1% owner of the Company earning over $150,000.  Key Employees will be determined on December 31st of each year, based on compensation earned in the plan year ending on such December 31st.  An Employee classified as a Key Employee as of such December 31st shall be considered a Key Employee for the twelve month period beginning the following April 1st.  For purposes of this Plan, whether a Participant is a Key Employee shall be interpreted consistent with the definition of “specified employee” under Code Section 409A.

2.15          “Participant” shall mean an individual who has amounts standing to his or her credit under this Plan, regardless of whether the individual is currently deferring into this Plan.

2.16.         “Participating Employer” shall mean the following Affiliates of the Company: The Berkshire Gas Company, Connecticut Natural Gas Corporation and The Southern Connecticut Gas Company.

2.17.         “Plan Year” shall mean the calendar year.

2.18.         “Plan” (or “Selected Employees Plan”) shall mean the UIL Holdings Corporation Deferred Compensation Plan For Selected Employees.

2.19.         “Predecessor Plan” shall have the meaning set forth in Section 1.4.

2.20          “Separation from Service” shall mean a Separation from Service within the meaning of Code Section 409A and related regulations.  The Administrator will determine, in accordance with Code Section 409A, whether a Separation from Service has occurred.

ARTICLE III

PARTICIPATION BY ELIGIBLE EMPLOYEES

3.1.           Participation. Participation in the Plan is limited to Eligible Employees. Employees who were previously eligible to participate in the Plan or the Predecessor Plan may continue to maintain account balances of amounts previously deferred under the Plan. An Eligible Employee shall participate in the Plan as determined by the Administrator. A Participant who separates from service with all Participating Employers will cease participation hereunder.

3.2.           Failure to Designate. In the event that the Administrator fails to designate the group of Eligible Employees who shall be eligible to participate for any year, each Eligible Employee who was designated in the prior year shall be deemed to have been designated for the next succeeding Plan Year, provided that any such employee shall participate for purposes of the next succeeding Plan Year only if he or she is actively employed by a Participating Employer on the first day of such succeeding Plan Year and provided he or she is an Eligible Employee for such year.

3.3.           Top Hat Plan. The Selected Employees Plan is intended to be an unfunded “top-hat” plan, maintained primarily for the purpose of providing benefits for a select group of management or highly compensated employees.

ARTICLE IV

PARTICIPANT DEFERRALS

4.1.           Deferral of Compensation. An Eligible Employee may elect to defer up to one hundred percent (100%) of his future compensation in one percent (1%) increments, by completing and executing a Deferred Compensation Election Form which specifies the amount of Compensation to be deferred and filing it with the Administrator. Any election, modification or revocation shall be effective only for Compensation earned and payable after the Administrator receives the Deferred Compensation Election Form. An election to defer compensation may be made or modified (including revocation) only as of the first day of a Plan Year and during the election period in the immediately preceding Plan Year.  The election period will be designated by the Administrator.  No election, modification or revocation is permissible with respect to Compensation paid prior to the execution of a Deferred Compensation Election Form. Deferrals of Compensation hereunder shall always be one hundred percent (100%) vested.

4.2.           Period for Which Deferral Election is Effective. A Participant’s election to defer Compensation shall remain in effect until modified or revoked as provided in Section 4.1.

4.3           Newly Eligible Employees. Any Eligible Employee who first becomes eligible to participate in this Plan after the Effective Date, may elect to defer Compensation pursuant to Section 4.1 within thirty (30) days of the date such Eligible Employee first becomes eligible to participate in this Plan. If no such election is made pursuant to this Section 4.3, such Eligible Employee may only make a deferral of compensation in accordance with the election period set forth in Section 4.1.  With respect to a Participant who first becomes eligible for the Plan on or after May 31st of a Plan Year, the Participant’s deferral election for the year may apply only to a portion of the Participant’s Bonus Compensation that is equal to the total Bonus amount multiplied by the ratio of (i) the number of days remaining in the performance period (after the election) over (ii) the total number of days in the performance period.  This Section 4.3 shall be administered in accordance with Treas. Reg. Section 1.409A-2(a)(7).

ARTICLE V

DISTRIBUTIONS

5.1.           Distribution Date. Distribution of a Participant’s Deferred Compensation Account shall commence upon the earlier of the Participant’s death, Disability, or Separation from Service for any reason, in accordance with the terms of Section 5.2.

5.2.           Method of Payment. Subject to the provisions of Section 5.5 and this 5.2, distributions upon the earlier of the Participant’s death, Disability or Separation from Service shall be paid in the form of either a lump sum or in annual installments for a period of either five (5) or ten (10) years, as elected by the Participant on his or her initial Deferred Compensation Election Form, and commencing as of the date of the permissible payment event unless a later commencement date which is consistent with the requirements of Code §409A was elected by the Participant on his or her initial Deferred Compensation Election Form.  If no time and form of payment is timely elected the Participant’s initial Deferred Compensation Election Form, distribution will be made in a lump sum as soon as administratively feasible following the date of the permissible payment event.

All amounts deferred under the Predecessor Plan will be paid in the same form and at the same time as elected by the Participant on the applicable Deferred Compensation Election Form in effect under the Predecessor Plan as of the Effective Date, and such elections may not be modified after the Effective Date.  Likewise, all amounts deferred under the Selected Employees Plan by Participants who were Participants in the Predecessor Plan as of the Effective Date shall also be paid in the same form and at the same time as elected by the Participant on his or her Deferred Compensation Election Form in effect under the Predecessor Plan as of the Effective Date, and such elections may not be modified after the Effective Date.  The form and timing of the distribution of amounts deferred after under the Selected Employees Plan by a Participant who first becomes a Participant after the Effective Date of the Selected Employees Plan shall be paid as elected by the Participant on his or her initial Deferred Compensation Election Form and may not be modified.

5.3.           Hardship Distribution. A Participant may apply to the Administrator for early distribution of all or any part of his Deferred Compensation Account on account of Hardship, which application shall include a statement of the facts which the Participant considers to constitute a Hardship. The Administrator, in its sole and absolute discretion, shall determine whether the stated facts constitute a Hardship. A Participant shall be entitled to a Hardship distribution if (a) the Administrator determines, in accordance with the immediately preceding sentence, that the Participant has incurred a Hardship; (b) the Participant has taken all available distributions from all plans qualified pursuant to Section 401 of the Code which are maintained by the Company or an Affiliate of the Company in which the Participant participates, and (c) and the Participant has exhausted the availability of funds through insurance or by liquidating the Participant’s assets (to the extent such liquidation would not itself cause hardship). Such Hardship distribution shall be made in a single lump sum and in cash.  The amount of the Hardship distribution may not exceed the amount required to satisfy the emergency (including any amounts necessary to pay federal, state or local income taxes reasonably anticipated to result from the distribution).

5.4.           Distributions on Death. Subject to the provisions of Section 5.2, in the event of a Participant’s death before distribution of his or her Deferred Compensation Account has commenced, distribution shall be made to the Beneficiary selected by the Participant in the form of payment elected by the Participant on his or her Deferred Compensation Election Form.  Payment will made or commence within sixty (60) days after the date of death.  In the event that a Participant dies after commencing annual installment payments, the remaining payments will be made to the Beneficiary selected by the Participant. A Participant may from time to time change his or her designated Beneficiary without the consent of such Beneficiary by filing a new designation in writing with the Administrator. If no Beneficiary designation is in effect at the time of the Participant’s death, or if the designated Beneficiary is missing or has predeceased the Participant, distribution shall be made to the Participant’s estate.

5.5.           Key Employees. Notwithstanding the provisions of Section 5.2, the payment to a Key Employee of amounts credited to the Plan (including Earnings) after December 31, 2004, which are payable on account of a Separation from Service (pursuant to a prior election made by the Participant) within the first six months following the Separation from Service will be delayed until the earlier of (i) the beginning of the seventh month following the month of the Participant’s termination of employment or (ii) the Key Employee’s death. The first payment to such Key Employee (either a lump sum or first annual installment as previously elected) will be made as of the beginning of the seventh month (or the first of the month immediately following the month of death, if earlier) following the Separation from Service and will be based on the value of the Participant’s Deferred Compensation Account as of the date payments begin.

5.6.           Valuation of Distributions. All distributions under this Plan shall be based upon the amount credited to a Participant’s Deferred Compensation Account, as of the last business day of the month immediately preceding the date of the distribution. The amount of installments payable to a Participant electing such method of payment shall be determined by dividing the amount credited to the Participant’s Deferred Compensation Account by the remaining number of installments, including the current installment, to be paid. It is understood that administrative requirements may lead to a delay between such valuation date and the date of distribution, not to exceed thirty (30) days.

ARTICLE VI

ACCOUNTS

6.1.           Deferred Compensation Account. The Administrator shall establish and maintain, or cause to be established and maintained, a separate Deferred Compensation Account for each Participant hereunder. Each Participant’s Compensation deferred under the Predecessor Plan and/or deferred pursuant to a Deferred Compensation Election Form under Section 4.1 shall be separately accounted for and credited with earnings, for recordkeeping purposes only, to his or her Deferred Compensation Account. A Participant’s Deferred Compensation Account shall be solely for the purposes of measuring the amounts to be paid under the Selected Employees Plan. The Company shall not be required to fund or secure the Deferred Compensation Account in any way, the Company’s obligation to Participants hereunder being purely contractual.

6.2.           Crediting of Earnings and Statement of Account. The Participant’s Deferred Compensation Account shall be credited with earnings daily. The amount of earnings to be credited each business day shall be equal to the investment return of the Plan investments selected by the Participant pursuant to Section 6.3. Earnings will be credited for whole days only. As soon as practicable after the end of each Plan Year (and at such additional times as the Administrator may determine), the Administrator shall furnish each Participant with a statement of the balance credited to the Participant’s Deferred Compensation Account.  The method of crediting earnings may not be modified or amended.

6.3.           Investment Election. The earnings to be credited to each Deferred Compensation Account shall be calculated according to the investment elections made pursuant to this Section 6.4. Each Eligible Employee, within thirty (30) days of the date on which he or she becomes a Participant in the Plan, shall elect among the available investment options hereunder. The Administrator shall select the investment options under the Plan, and may change such investment options upon at least thirty (30) days’ notice to Participants. A Participant may modify his or her investment election once each business day, to be effective the next business day.

6.4.           Investment to Facilitate Payment of Benefits. Although the Employer is not obligated to invest in any specific asset or fund, or purchase any insurance contract in order to provide the means for the payment of any liabilities under this Selected Employees Plan, the Administrator may elect to do so.

ARTICLE VII

FUNDING AND PARTICIPANT’S INTEREST

7.1.           Selected Employees Plan Unfunded. This Selected Employees Plan shall be unfunded and no trust shall be created by the Selected Employees Plan. The crediting to each Participant’s Deferred Compensation Account shall be made through recordkeeping entries. No actual funds shall be set aside; provided, however, that nothing herein shall prevent any Participating Employer from establishing one or more grantor trusts from which benefits due under this Selected Employees Plan may be paid in certain instances. All distributions shall be paid by the Participating Employer from its general assets and a Participant (or his or her Beneficiary) shall have the rights of a general, unsecured creditor against the Participating Employer for any distributions due hereunder. The Selected Employees Plan constitutes a mere promise by the Participating Employer to make benefit payments in the future.

7.2.           Participant’s Interest in Plan. A Participant has an interest only in the cash value of the amount credited to his or her accounts. A Participant has no rights or interests in any specific funds, stock or securities.

ARTICLE VIII

ADMINSTRATION AND CLAIMS PROCEDURES

8.1           On or after January 1, 2013, the provisions of Article VII, Administration, of the UIL Holdings Corporation Deferred Compensation Plan Non-Grandfathered Benefit Provisions document shall apply with respect to amounts governed by the terms of the Selected Employees Plan.

ARTICLE IX

AMENDMENT AND TERMINATION

9.1           Amendment and Termination. The Administrator shall have the right, at any time, to amend or terminate this Selected Employees Plan in whole or in part, provided that such amendment or termination shall not adversely affect the right of any Participant or Beneficiary to a payment under the Selected Employees Plan on the basis of contributions credited to the Participant’s Deferred Compensation Account. The Company, upon review of the effectiveness of the Selected Employees Plan, may at any time recommend amendments to, or termination of the Selected Employees Plan to the Administrator. If the Selected Employees Plan is terminated, Participants’ Deferred Compensation Accounts shall be distributed in accordance with the provisions of Article V, notwithstanding such termination.

ARTICLE X

MISCELLANEOUS PROVISIONS

10.1.         Right of Employer to Take Employment Actions. The adoption and maintenance of the Selected Employees Plan shall not be deemed to constitute a contract between the Company (including its Affiliates) and any Eligible Employee, nor to be a consideration for, nor an inducement or condition of, the employment of any person. Nothing herein contained, or any action taken hereunder, shall be deemed to give any Eligible Employee the right to be retained in the employ of the Company or its Affiliates or to interfere with the right of the Company or its Affiliates to discharge any Eligible Employee at any time, nor shall it be deemed to give to the Company or its Affiliates the right to require the Eligible Employee to remain in the employ of the Company or any of its Affiliates, nor shall it interfere with the Eligible Employee’s right to terminate his or her employment at any time. Nothing in this Plan shall prevent the Company or any Affiliate from amending, modifying, or terminating any other benefit plan.

10.2.         Alienation or Assignment of Benefits. A Participant’s rights and interest under the Selected Employees Plan shall not be assigned or transferred except as otherwise provided herein, and the Participant’s rights to benefit payments under the Selected Employees Plan shall not be subject to alienation, pledge or garnishment by or on behalf of creditors (including heirs, beneficiaries, or dependents) of the Participant or of a Beneficiary.

10.3.         Right to Withhold. To the extent required by law in effect at the time a distribution is made from the Selected Employees Plan, the Company, its Affiliates or the agents of the foregoing shall have the right to withhold or deduct from any distributions or payments any taxes required to be withheld by federal, state or local governments.

10.4.         Construction. All legal questions pertaining to the Selected Employees Plan shall be determined in accordance with the laws of the State of Connecticut, to the extent such laws are not superseded by the Code, Employee Retirement Income Security Act of 1974, as amended, or any other applicable federal law.

10.5.         Headings. The headings of the Articles and Sections of the Selected Employees Plan provisions are for reference only.  In the event of a conflict between a heading and the contents of an Article or Section, the contents of the Article or Section shall control.

10.6.         Number and Gender. Whenever any words used herein are in the singular form, they shall be construed as though they were also used in the plural form in all cases where they would so apply, and references to the male gender shall be construed as applicable to the female gender where applicable, and vice versa.

10.7          Interpretation.  Notwithstanding any provision in the Selected Employees Plan provisions to the contrary, the Selected Employees Plan is a deferred compensation plan within the meaning of Code Section 409A, and it is intended that it shall be administered and interpreted in a manner consistent with the terms of Code Section 409A so as to avoid adverse tax consequences to Participants.

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